FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION STATEMENT NO.: 333-176665

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 14, 2012

Preliminary Prospectus Supplement

(To Prospectus dated September 2, 2011)

$

Tech Data Corporation

% Senior Notes due

We are offering $         aggregate principal amount of our     % Senior Notes due                     (the “notes”).

The notes will bear interest at a rate of     % per year. We will pay interest on the notes on                      and                     of each year, beginning on             , 2013. The notes will mature on             ,        .

The notes will be issued in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

We may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement.

The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

	Per Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Offering Proceeds to Tech Data, before expenses		%	$

Interest will accrue from             , 2012 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about             , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Citigroup

September     , 2012.

Prospectus Supplement

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

s-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the debt securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and the additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, and we take no responsibility for any other information that others may give you. The notes offered under this prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the notes.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Tech Data Corporation and the securities, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, filed with the SEC on March 21, 2012;

•	Our definitive Proxy Statement on Form 14A filed with the SEC on April 20, 2012;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2012, filed with the SEC on May 31, 2012;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012, filed with the SEC on August 28, 2012; and

•	Our Current Reports on Form 8-K, filed with the SEC on July 11, 2012, September 10, 2012 and September 12, 2012.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of this offering will be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them from our Investor Relations department, at the following address:

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Attention: Investor Relations

(800) 292-7906

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Business sections of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, may contain forward-looking statements, as described in the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties and actual results could differ materially from those projected. These forward-looking statements regarding future events and the future results of Tech Data are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Readers are referred to the cautionary statements and important factors discussed in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended January 31, 2012, our Quarterly Report for the period ended July 31, 2012 and the other documents we subsequently file with the SEC for further information. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Factors that could cause actual results to differ materially include the following:

•	global economic and political instability;

•	competition;

•	narrow margins;

•	dependence on information systems;

•	acquisitions and divestitures;

•	exposure to natural disasters, war and terrorism;

•	dependence on independent shipping companies;

•	impact of policy changes;

•	labor strikes;

•	risk of declines in inventory value;

•	product availability;

•	vendor terms and conditions;

•	loss of significant customers;

•	customer credit exposure;

•	need for liquidity and capital resources; fluctuations in interest rates;

•	foreign currency exchange rates; exposure to foreign markets;

•	international operations;

•	changes in income tax and other regulatory legislation;

•	potential adverse effects of litigation or regulatory enforcement actions;

•	changes in accounting rules; and

•	volatility of common stock price.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” included in our Annual Report on Form 10-K for the year ended January 31, 2012, our Quarterly Report for the period ended July 31, 2012 and in the other documents we subsequently file with the SEC.

Tech Data Corporation

Tech Data is one of the world’s largest wholesale distributors of technology products. The Company serves as a strategic link in the technology supply chain by bringing products from the world’s leading technology vendors to market, as well as providing its customers with advanced logistics capabilities and value-added services. Tech Data’s customers include value-added resellers, direct marketers, retailers and corporate resellers who support the diverse technology needs of end users. The Company is managed in two geographic segments: the Americas (including North America and South America) and Europe.

The Company’s financial objectives are to grow sales at or above the market rate of growth for technology products, gain share in select markets, improve profitability, generate positive cash flow, and earn a return on invested capital above our weighted average cost of capital. To achieve this, we are focused on a strategy of execution, diversification and innovation that we believe differentiates our business in the marketplace.

The fundamental element of our strategy is superior execution. Our execution strategy is supported by our highly efficient logistics infrastructure, combined with our multiple service offerings, to generate demand, develop markets and provide supply chain services for our vendors and customers. The technology distribution industry in which we operate is characterized by narrow gross profit as a percentage of sales (“gross margin”) and narrow income from operations as a percentage of sales (“operating margin”). Historically, our gross and operating margins have been impacted by intense price competition and declining average selling prices per unit, as well as changes in terms and conditions with our vendors, including those terms related to rebates, price protection, product returns and other incentives. We expect these conditions to continue in the foreseeable future and, therefore, we will continue to proactively evaluate our pricing policies and inventory management practices in response to potential changes in our vendor terms and conditions and the general market environment. As further discussed below, during the second quarter of fiscal 2013, we implemented the sales, inventory and credit management modules of SAP in the United States (“U.S.”), which substantially completed the U.S. implementation of essentially the same SAP systems used in our European operations. While the system conversion and overall implementation went well, our execution in the U.S. was negatively impacted, as the changes in the flow of information impacted our productivity and ability to make critical margin management decisions during the quarter, resulting in lower gross profit as well as lower operating leverage due to slightly lower sales, all of which negatively impacted earnings in the U.S. for the quarter. From a balance sheet perspective, we require working capital primarily to finance accounts receivable and inventory. We have historically relied upon debt, trade credit from our vendors, and accounts receivable financing programs for our working capital needs.

In addition to superior execution, our strategy includes continuing diversification and realignment of our customer and product portfolios to improve long-term profitability throughout our operations. Our broadline distribution business, characterized as high volume, more commoditized offerings, and comprised primarily of personal computer systems, peripherals, supplies and other similar products, remains a core part of our business and represents a significant percentage of our revenue. However, as technology advances, we have continued to evolve our business model, product mix, and value-added offerings in order to provide our vendors with the most efficient distribution channel for their products, and our customers with a broad array of innovative solutions to sell. We have responded to a changing IT landscape with investments in higher growth specialty areas, including the data center, software, consumer electronics and mobility, all of which now contribute significantly to our financial results. Our European mobility business continues to be one of our strongest performers, posting double digit sales growth during the quarter ended July 31, 2012, adding new vendors in several countries and expanding our third party logistics offering to new customers. During the second quarter of fiscal 2013, the Company reached an agreement to acquire Brightstar Corp.’s fifty percent ownership interest in Brightstar Europe Limited, which is a consolidated joint venture between Tech Data and Brightstar Corp. The terms of the agreement include a payment of $165.6 million in cash for Brightstar Corp’s equity in the joint venture and the repayment of all loans advanced by Brightstar Corp. to the joint venture. The transaction was completed on September 11, 2012 and was funded by Tech Data with available cash. Finally, another strategic area of investment is our integrated supply chain services designed to provide innovative third party logistics and other offerings to our business partners. We have seen these offerings grow not only within our European mobility business, as mentioned above, but also within our consumer electronics and other businesses in both geographies. Our evolving mix of products, services, customers and geographies have played a key role in meeting our goal of delivering balanced operating results, and are important factors in achieving our strategic financial goals. As we execute our diversification strategy we continuously monitor the extension of credit and other terms and conditions offered to our customers to prudently balance risk, profitability and return on invested capital.

The final tenet of our strategy is innovation. Our IT systems and e-business tools and programs have provided our business with the flexibility to effectively navigate fluctuations in market conditions, structural changes in the technology industry, as well as changes created by products we sell. An example of our investment in innovation and one that we believe is providing us with the flexibility to meet the demands of the ever-evolving technology market, is our continued deployment of internal IT systems across both the Americas and Europe. We believe our pan-European IT systems provide us with a competitive advantage allowing us to drive efficiencies throughout our business while delivering innovative solutions for our business partners. In the past, we have implemented several components of our European IT systems into our North American IT infrastructure, including standardizing our North American financial systems and logistics network on SAP. During the second quarter of fiscal 2013, we implemented the sales, inventory and credit management modules of SAP within our U.S. operations, which substantially completed the implementation of the enterprise resource planning (“ERP”) systems used in our European operations. As a result of the exceptional efforts of our team and our extensive experience installing essentially the same core systems in Europe, systemically the conversion and implementation went well. While the company is in the process of improving the use and understanding of the system, the time needed to accomplish these improvements may be longer than the Company anticipates. There can be no assurances that there will be no further disruption, delays and/or negative operational impact from these ongoing actions.

We believe our strategy of execution, diversification and innovation is differentiating us in the markets we serve and on an annual basis is delivering solid sales growth, select market share gains, higher earnings per share, positive operating cash flow, and industry-leading returns on invested capital. We are constantly monitoring the factors that we can control, including our net sales growth, management of costs, working capital and capital spending. We also continuously evaluate the current and potential profitability and return on our investments in all geographies and consider changes in current and future investments based on risks, opportunities and current and anticipated market conditions. In connection with these evaluations, we may incur additional costs to the extent we decide to increase or decrease our investments in certain geographies. We will also continue to evaluate targeted strategic investments across our operations and new business opportunities and will continue to invest in those markets and product segments we believe provide us with the greatest opportunities for profitable growth.

We were incorporated in Florida in 1974. Our principal executive offices are located at 5350 Tech Data Drive, Clearwater, Florida 33760, and our main telephone number is (727) 539-7429.

Recent Developments

Special Distribution Group Acquisition

On September 4, 2012, Tech Data, through its subsidiary Tech Data Europe GmbH, entered into an agreement (the “Agreement”) to acquire all the shares of several distribution companies belonging to Specialist Distribution Group (“SDG”), the distribution arm of Specialist Computer Holdings PLC (“SCH”), a privately-held IT services company headquartered in the United Kingdom (the “SDG Acquisition”). SDG is a leading value-added distributor of enterprise-focused IT products in the United Kingdom, France and the Netherlands. For the fiscal year ended March 31, 2012, the companies to be acquired generated third-party sales of approximately EUR 1.4 billion (approximately $1.75 billion), across a broad portfolio of data center, software and broadline products from industry-leading suppliers. The terms of the Agreement also call for a supplier agreement, whereby SCH, through its IT reseller business, will have annual purchase commitments through the Tech Data group for a period of five years, which Tech Data estimates will add incremental annual sales of EUR 400 million (approximately $500 million). The total consideration payable under the terms of the Agreement is £220 million (approximately $350 million and EUR 277 million), subject to customary adjustments.

We intend to use the net proceeds of this offering to fund the purchase price of the SDG Acquisition and to pay certain costs associated with the SDG Acquisition. See “Use of Proceeds.”

The parties’ obligations to complete the SDG Acquisition are subject to customary closing conditions, including the receipt of regulatory approvals in the European Union. The SDG Acquisition is expected to close in the fourth quarter of fiscal 2013. However, there can be no assurance that the SDG Acquisition will be consummated.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Tech Data Corporation.

Notes Offered	$ aggregate principal amount of % Senior Notes due .

Maturity Dates	The notes will mature on , .

Interest Rate	The notes will bear interest at a rate of % per year.

Interest Payment Dates	Interest will be payable semi-annually in arrears for the notes on and of each year, beginning on , 2013.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; or

•        the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in this prospectus supplement) plus              basis points.

We will also pay the accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

Ranking	The notes will rank:

• equal in right of payment to all of our other senior unsecured indebtedness from time to time outstanding;

• senior in right of payment to all of our subordinated indebtedness;

• effectively subordinated in right of payment to our secured obligations, including our synthetic lease arrangements, to the extent of the assets securing such obligations; and

• structurally subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations).

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as described in “Description of the Notes —Change of Control Offer”), we will be required to offer to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Covenants	We will issue the notes under an indenture containing certain covenants. These covenants restrict our ability, with certain exceptions, to:

• incur certain secured indebtedness; or

• enter into sale and lease-back transactions.

These covenants are, however, subject to important exceptions, which are described in this prospectus supplement. See “Description of the Notes—Covenants.”

Use of Proceeds	We intend to use the net proceeds from the sale of the notes, which we estimate will be approximately $ million, after deducting underwriting discounts and our offering expenses, to fund the purchase price of the SDG Acquisition and to pay certain costs associated with the SDG Acquisition. We intend to use the remaining net proceeds, if any, from the sale of the notes for general corporate purposes. See “Use of Proceeds.”

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream or Euroclear, as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issuances	We may, without the consent of the holders, “re-open” the notes and issue additional notes on terms identical in all respects to the outstanding notes offered by this prospectus supplement (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), as described under “Description of the Notes—General”; provided that the additional notes will have a separate CUSIP number unless: (i) the additional notes and the outstanding notes of the original series are treated as part of the same “issue” of debt instruments for U.S. federal income tax purposes; (ii) the additional notes have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (iii) such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes. These additional notes, together with the notes offered by this prospectus supplement, will form a single series with and increase the aggregate principal amount of the series.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Governing Law	New York.

Trustee	U.S. Bank National Association.

Summary Consolidated Financial Data

The following table contains our summary consolidated financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data as of and for the fiscal years ended January 31, 2010, 2011 and 2012 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012. We have derived the summary consolidated financial data as of and for the six months ended July 31, 2011 and 2012 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended July 31, 2012, which, in the opinion of management, include all adjustments necessary for a fair presentation. Our results for the six months ended July 31, 2012 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year. We refer you to those financial statements, accompanying notes and management’s discussion and analysis, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended		Fiscal Years Ended
	July 31, 2012	July 31, 2011	January 31, 2012	January 31, 2011	January 31, 2010
	(In thousands, except per share data)
Income statement data:
Net sales	$11,857,061	$12,781,589	$26,488,124	$24,375,973	$22,099,876

Gross profit	621,461	674,300	1,393,991	1,283,288	1,152,354

Operating income	140,149	154,458	327,858	333,985	259,476

Consolidated net income	91,812	100,476	216,848	218,863	181,200
Net income attributable to noncontrolling interest	(5,662)	(1,668)	(10,452)	(4,620)	(1,045)

Net income attributable to shareholders of Tech Data Corporation	$86,150	$98,808	$206,396	$214,243	$180,155

Net income per share attributable to shareholders of Tech Data Corporation:
Basic	$2.15	$2.14	$4.72	$4.41	$3.57

Diluted	$2.14	$2.11	$4.66	$4.36	$3.54

Weighted average common shares outstanding:
Basic	39,977	46,129	43,749	48,587	50,517

Diluted	40,314	46,736	44,327	49,085	50,938

		At January 31,
	At July 31, 2012	2012	2011
		(In thousands)
Balance sheet data:
Cash and cash equivalents	$277,633	$505,178	$763,725

Accounts receivable, less allowance for doubtful accounts of $50,028, $52,713 and $56,811	$2,622,811	$2,871,243	$2,896,671

Inventories	$1,819,233	$1,802,976	$2,205,394

Total assets	$5,301,063	$5,785,418	$6,412,083

Total debt, including current maturities	$91,572	$105,743	$494,511

Other long-term liabilities	$80,862	$83,438	$68,754

Total equity	$1,821,046	$2,002,148	$2,138,427

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, our Quarterly Report for the period ended July 31, 2012 and the other documents we subsequently file with the SEC, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the foregoing risks relating to us, the following are additional risks relating to an investment in the notes.

The notes are effectively subordinated to our secured debt and the existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets and the indenture governing the notes would not prevent us from incurring and maintaining indebtedness, up to any amount, secured by substantially all of our assets. The notes are effectively junior to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the notes only after all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. As of July 31, 2012, our total debt was approximately $91.6 million, of which $5.9 million was secured. Under our credit agreement, we are not prohibited from incurring additional debt, provided we comply with certain financial ratios, and any borrowings and other amounts payable under the credit agreement are guaranteed by all of our significant domestic subsidiaries.

Additionally, under our accounts receivable securitization program, we are able to transfer an undivided interest in a designated pool of U.S. accounts receivable, on an ongoing basis, to provide security or collateral for borrowings up to a maximum of $400.0 million. Under this program, we legally isolate certain U.S. trade receivables into a wholly-owned bankruptcy remote special purpose entity. U.S. trade receivables sold under the program, and the proceeds from these receivables, would not be available for repayment of the notes, and the indenture governing the notes does not restrict our ability to securitize our receivables.

Our subsidiaries are separate and distinct legal entities from us. The notes are exclusively our obligations and are not guaranteed by our subsidiaries, which have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in our subsidiaries, our ability to pay our obligations on the notes could be adversely affected. As of July 31, 2012, our consolidated subsidiaries had approximately $91.6 million of total debt outstanding. In addition, any payment of dividends, loans or advances by our subsidiaries could become subject to statutory or contractual restrictions in the future. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The negative covenants in the indenture that governs the notes may have a limited effect.

The indenture governing the notes will contain limited covenants that restrict our ability (and the ability of certain of our subsidiaries) to create, incur or assume secured indebtedness or to enter into sale and lease-back transactions. These restrictions apply only to the extent that the indebtedness is secured by a lien on a Principal Property or shares of certain of our subsidiaries, or the property subject to the sale and lease-back transaction is a Principal Property. “Principal Property” consists of only our corporate headquarters and material warehouses and distribution centers located in the United States. The notes would not restrict us or our subsidiaries from incurring indebtedness secured by a lien on any other assets, or effecting a sale and lease-back transaction in respect of any other assets. Also, certain of our U.S. logistics centers and office facilities are already subject to synthetic lease arrangements, which the indenture covenants will permit us to maintain and renew for the indefinite future. Our counterparties under those arrangements would have a claim prior to claims of the holders of notes on the properties subject to those arrangements. In addition to their limited scope, the indenture covenants also provide a blanket exception for liens securing indebtedness on Principal Properties and shares of certain of our subsidiaries, and for sale and lease-back transactions with respect to Principal Properties in an aggregate amount of up to 15% of our consolidated net tangible assets. Accordingly, the negative covenants would not prevent us from incurring and maintaining indebtedness, up to any amount, secured by substantially all of our assets, and that secured indebtedness would effectively rank senior to the notes.

The indenture governing the notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, net sales, income, cash flow or liquidity;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. Although certain of the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate the net proceeds from the offering of the notes will be approximately $         million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the purchase price of the SDG Acquisition and pay certain other costs associated with the SDG Acquisition. We intend to use the remaining net proceeds, if any, from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term indebtedness and capitalization at July 31, 2012. The as adjusted amounts give further effect to the offering after deducting the commissions and the expenses of the offering. This table should be read in conjunction with our financial statements and related notes contained in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	July 31, 2012
	Actual	As Adjusted
	(Unaudited) (In thousands)
Cash and Cash Equivalents	$277,633	$

Short-Term Debt:
Revolving credit loans	$37,427		$37,427
Current portion of other long-term debt	486		486
Long-Term Debt:
Other long-term debt	53,659		53,659
% Senior Notes due	—

Total Debt	$91,572	$

Shareholders’ Equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,239,085 shares issued at July 31, 2012	89		89
Additional paid-in capital	752,763		752,763
Treasury stock; at cost (21,484,292 shares at July 31, 2012)	(907,777)		(907,777)
Retained earnings	1,745,917
Accumulated other comprehensive income	202,214		202,214

Equity attributable to shareholders of Tech Data Corporation	1,793,206
Noncontrolling interest	27,840		27,840

Total Equity	$1,821,046	$

Total Capitalization	$1,912,618	$

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of Tech Data for each period indicated.

	Six Months Ended July 31,		Fiscal Year Ended January 31,
	2012	2011	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	8.30	6.74	5.82	8.01	6.66	4.18	3.96

For purposes of this computation, “earnings” represents pre-tax income from continuing operations before adjustment for noncontrolling interest in consolidated subsidiaries and income or loss from equity investees plus fixed charges less preference security dividend requirements of consolidated subsidiaries. “Fixed charges” consist of interest expensed on all indebtedness plus amortization of deferred costs of financing, accretion of debt discount on convertible senior debentures, the estimated interest component of lease rental expense and the preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes being offered. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. Wherever particular articles, sections or defined terms of the indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The notes will constitute a series of securities under the indenture referred to below and will be issued only in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The notes will mature on the date set forth below. The accompanying prospectus describes additional provisions of the notes and of the indenture, to be dated as of September     , 2012, between us and U.S. Bank National Association, as trustee, under which we will issue the notes. There is no limit on the aggregate principal amount of notes that we may issue under the indenture. We reserve the right, from time to time and without the consent of any holders of the notes, to re-open such series of notes on terms identical in all respects to the outstanding notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes will be consolidated with, form a single series with and increase the aggregate principal amount of the notes of such series; provided that the additional notes will have a separate CUSIP number unless: (i) the additional notes and the outstanding notes of the original series are treated as part of the same “issue” of debt instruments for U.S. federal income tax purposes, (ii) the additional notes are issued pursuant to a “qualified reopening” of the outstanding notes of the original series for U.S. federal income tax purposes or (iii) the additional notes are, and the outstanding notes of the original series were, issued without original issue discount for U.S. federal income tax purposes. Any additional notes will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the applicable series of notes offered hereby, and will vote together as one class on all matters with respect to such series of notes.

The notes will mature on             ,         . The notes will bear interest at     %. We will pay interest on the notes semi-annually in arrears on              and              of each year, beginning on             , 2013, to the record holders at the close of business on the preceding              or              (whether or not a business day). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Ranking

The notes will be our senior unsecured indebtedness and will rank equally with each other and with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes are structurally subordinated to the indebtedness of our subsidiaries and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets that secured such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

Covenants

Restrictions on Liens. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, create or incur any Lien on any shares of stock of a Restricted Subsidiary or Principal Property of ours or of a Restricted Subsidiary, whether those shares of stock of a Restricted Subsidiary or Principal Property are owned at the date of the indenture or acquired afterwards, unless we secure or cause the applicable Restricted Subsidiary to secure the debt securities outstanding under the indenture (together with any other indebtedness or other obligations the terms of which (or the terms of any agreement evidencing or relating to which) require that such indebtedness be so secured) equally and ratably with (or, at our option, prior to) all indebtedness secured by the particular Lien, so long as the indebtedness is so secured. This covenant does not apply in the case of:

(a)	the creation of any Lien on any shares of stock of a Subsidiary or any Principal Property acquired after the date of the indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary, contemporaneously with that acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock of a Subsidiary or any Principal Property acquired after the date of the indenture existing at the time of the acquisition, or the acquisition of any shares of stock of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of stock of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;

(b)	any Lien on any shares of stock of a Subsidiary or any Principal Property existing on the date of the indenture;

(c)	any Lien on any shares of stock of a Subsidiary or any Principal Property in favor of us or any Restricted Subsidiary;

(d)	any Lien on any Principal Property being constructed or improved securing loans to finance the construction or improvements of that property;

(e)	any Lien created by a lease of any Principal Property, which under GAAP as in effect as of the date of the indenture would be characterized as an operating lease, whether entered into before or after the date of the indenture, including Liens arising under or in connection with (i) the Synthetic Lease Facility or any refinancing, renewal or restructuring of the Synthetic Lease Facility; and (ii) any remarketing or purchase by us of, or any other action taken by us with respect to, any Principal Property subject to the Synthetic Lease or any refinancing, renewal or restructuring thereof to the extent permitted thereby;

(f)	any Lien on shares of stock of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations, including, without limitation, industrial revenue bonds and similar financings;

(g)	any mechanics’, materialmen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet due or that are being contested in good faith;

(h)	any Lien on any shares of stock of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

(i)	any Lien on any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed;

(j)	any landlord’s Lien on fixtures located on premises leased by us or a Restricted Subsidiary in the ordinary course of business, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved; and

(k)	any renewal or extension of or substitution for any Lien permitted by any of the preceding clauses, provided that, in the case of a Lien permitted under clauses (a), (b) or (d), the indebtedness secured is not increased nor the Lien extended to any additional assets.

Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Restrictions on Sale and Leaseback Transactions involving Principal Properties. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to us or to a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of that Principal Property, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of that property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Restricted Subsidiary may sell any Principal Property and lease it back for a longer period:

(a)	if such Principal Property is subject to the Synthetic Lease Facility or any refinancing, renewal or restructuring thereof;

(b)	if we or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions of the indenture described under the first paragraph under “Restrictions on Liens on Principal Properties” above, to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding debt securities; or

(c)	if we promptly inform the trustee of the transaction, and we cause an amount equal to the fair value (as determined by resolution of our board of directors) of the Principal Property to be applied (1) to the purchase of other property that will constitute Principal Property having a fair value at least equal to the fair value of the Principal Property sold, or (2) to the retirement within 120 days after receipt of the proceeds of Funded Debt incurred or assumed by us or a Restricted Subsidiary, including the notes; provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 75 days after the sale, deliver or cause to be delivered to the trustee for cancellation debt securities evidencing Funded Debt of ours (which may include the notes) or of a Restricted Subsidiary previously authenticated and delivered by the trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debt securities, and an officer’s certificate (which will be delivered to the trustee) stating that we elect to deliver or cause to be delivered the debt securities in lieu of retiring Funded Debt as provided in the indenture.

If we deliver debt securities to the trustee and we duly deliver the officer’s certificate, the amount of cash that we will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of the applicable debt securities so delivered or, if there are no such redemption prices, the principal amount of those debt securities. If the applicable debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the indenture pursuant to which those debt securities were issued.

Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and lease-back transactions involving any Principal Property in addition to those permitted by this paragraph, without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

“Attributable Debt” means, as to any particular lease, the greater of:

(a)	the fair market value of the property subject to the lease; or

(b)	the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semi-annually.

“Consolidated Net Tangible Assets” means total assets after deducting all current liabilities and intangible assets as set forth in our most recent consolidated balance sheet and computed in accordance with GAAP.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

(a)	indebtedness of ours and our Restricted Subsidiaries incurred after the date of the indenture and secured by Liens created or assumed or permitted to exist as described above under the last paragraph of “ — Certain Covenants — Restrictions on Liens;” and

(b)	Attributable Debt of ours and our Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into as described above under the last paragraph of “— Certain Covenants — Restrictions on Sales and Lease-Back Transactions involving Principal Properties.”

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

“GAAP” means generally accepted accounting principles in the United States at the date of any computation.

“Holder” or “Securityholder” mean the registered holder of any debt security with respect to registered securities and the bearer of any unregistered security or any coupon appertaining to it, as the case may be.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of the foregoing, we or any Subsidiary will be deemed to own, subject to a Lien, any asset that we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Principal Property” means our corporate headquarters and any warehouse or distribution center, together with any land, land improvements, buildings and fixtures related thereto, owned or leased at the date of the indenture or acquired after that date by us or any of our Restricted Subsidiaries and which is located within the United States, other than:

(a)	any property which in the opinion of our board of directors is not of material importance to the total business conducted by us as an entirety; or

(b)	any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a Subsidiary of ours (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States; and (b) which owns a Principal Property.

“Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that person and one or more other Subsidiaries of that person.

“Synthetic Lease Facility” means the Third Amended and Restated Lease Agreement, dated as of June 27, 2008, between the Company, as lessee, and SunTrust Bank, as lessor, and each Operative Agreement (as defined therein).

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes of a series, unless we have exercised our right to redeem the notes as described below, we will be required to make an offer to each holder of notes of that series to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the notes as described under “—Optional Redemption,” we will mail a notice (a “Change of Control Offer”) to each holder with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase notes on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

(a)	accept for payment all notes or portions of the notes properly tendered pursuant to the applicable Change of Control Offer;

(b)	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

(c)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

We will comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.

For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our Subsidiaries;

(b)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(c)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(d)	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(e)	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(a)	was a member of such board of directors on the date of this prospectus supplement; or

(b)	was nominated for election, elected or appointed to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

A Delaware Chancery Court recently interpreted a similar definition of “Continuing Directors” and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. If a Florida court were to adopt a similar interpretation under Florida law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided that, if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means, with respect to a series of notes, ratings of the notes of that series are lowered by each of the Rating Agencies and the notes of that series are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes of that series is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the Capital Stock (as defined in the indenture) of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Optional Redemption

We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus              basis points.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed either pro rata, by lot or in such other manner as the trustee deems appropriate, subject to the procedures of DTC.

Defeasance

The provisions of the indenture relating to defeasance, which are described under the caption “Description of the Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the notes.

Book-Entry; Delivery and Form

The notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking, société anonyme (“Clearstream”). We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; (2) we determine that the notes will no longer be represented by global notes and execute and deliver to the trustee an officer’s certificate to such effect; or (3) an event of default with respect to the notes will have occurred and be continuing. These certificated notes will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture relating to the notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have notes registered in your name, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information and neither we nor the underwriters take any responsibility for its accuracy:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its

U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during that processing will be reported to the relevant Euroclear participants or Clearstream participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain United States federal income tax considerations relating to the purchase, ownership and disposition of notes to holders who purchase notes at their original offering price and hold the notes as capital assets. Except as provided below, this discussion applies only to a beneficial owner of a note that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income tax regardless of its source or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996 and was treated as a domestic trust on that date (referred to as a “U.S. holder”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations (including proposed Treasury Department regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income taxation that may be relevant to a holder in light of its particular circumstances, or to holders subject to special tax rules such as (1) banks, regulated investment companies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding notes as part of a straddle, hedge, conversion or other integrated transaction, (3) persons who mark their securities to market for United States federal income tax purposes or U.S. holders whose functional currency is not the U.S. dollar, (4) United States expatriates, (5) persons who purchase or dispose of the notes as part of a wash sale or (6) persons subject to alternative minimum taxes. This discussion also does not address state, local or foreign taxes. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of notes in light of their own circumstances.

Interest Income and Original Issue Discount

The notes will not be issued with original issue discount for U.S. federal income tax purposes. As a result, U.S. holders will generally be taxed on the stated interest on the notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as interest described under “Interest Income and Original Issue Discount” above. Any gain or loss recognized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate individual U.S. holders. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

As used herein, a “non-U.S. holder” means any beneficial owner of a note that is not a U.S. holder. Under current United States federal income and estate tax law:

(a) payments on a note by us or any paying agent to a holder that is a non-U.S. holder will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, (i) the non-U.S. holder does not actually or constructively own ten percent or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a United States person (as defined in the Code) in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is not a United States person);

(b) a holder of a note that is a non-U.S. holder will not be subject to United States federal income tax on interest payments on, or gain realized on the sale, exchange or redemption of, the note, unless (i) such interest or gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale or other taxable dispositions and certain other conditions are met; and

(c) a note will not be subject to United States federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own ten percent or more of the combined voting power of all classes of our stock and, at the time of such holder’s death, payments of interest on such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, payments under the notes and the proceeds received from the sale or other disposition of notes may be subject to information reporting and may also be subject to United States federal backup withholding at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld may be allowed as a credit against the U.S. holder’s United States federal income tax liability, provided that the required information is furnished to the IRS.

Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. A non-U.S. holder may have to comply with certification procedures to establish that such non-U.S. holder is not a U.S. holder in order to avoid information reporting and backup withholding.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

Paid by us
Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $        .

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of notes to the public which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State, except that an offer of notes to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article (3)(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in each Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement to prevent a failed settlement.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain matters as to Florida law will be passed upon for us by David R. Vetter, Senior Vice President, General Counsel and Secretary. Mr. Vetter is a full-time employee of ours and owns, and has the right to acquire, through the exercise of options or otherwise, shares of our common stock directly and as a participant in various employee benefit plans. The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered certified public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 31, 2012, and the effectiveness of our internal control over financial reporting as of January 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in this registration statement. Our consolidated financial statements and schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2012 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Tech Data Corporation

Debt Securities

By this prospectus, we may offer and sell from time to time the debt securities described in this prospectus on terms to be determined at the time of offering. Specific terms of the debt securities to be offered will be provided in a supplement to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also add to, update, supplement or clarify information contained in this prospectus.

Unless stated otherwise in a prospectus supplement, the debt securities will not be listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TECD.”

We may offer and sell the debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis.

Investing in our debt securities involves risks. You should carefully consider the risks referenced under “Risk Factors” on page 8 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2011.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the debt securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

Unless we have indicated otherwise, references in this prospectus to “Tech Data,” “we,” “our,” “us,” the “Company” and similar terms refer to Tech Data Corporation, a Florida corporation, and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). We may offer the debt securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the debt securities to be offered. Each time we sell debt securities pursuant to this prospectus, we will describe in a prospectus supplement relating to a particular offering specific information about the offering and the terms of the particular debt securities to be offered. The applicable prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the debt securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Business sections of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, may contain forward-looking statements, as described in the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties and actual results could differ materially from those projected. These forward-looking statements regarding future events and the future results of Tech Data are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Readers are referred to the cautionary statements and important factors discussed in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended January 31, 2011, our Quarterly Report for the period ended July 31, 2011 and the other documents we subsequently file with the SEC for further information. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Factors that could cause actual results to differ materially include the following:

•	global economic and political instability;

•	increased competition;

•	narrow margins;

•	dependence on information systems;

•	acquisitions and dispositions;

•	exposure to natural disasters, war and terrorism;

•	dependence on independent shipping companies;

•	impact of policy changes;

•	labor strikes;

•	risk of declines in inventory value;

•	decreased product availability;

•	changes to vendor terms and conditions;

•	loss of significant customers;

•	customer credit exposure;

•	need for liquidity and capital resources and fluctuations in interest rates;

•	foreign currency exchange rates and exposure to foreign markets;

•	international operations;

•	changes in income tax and other regulatory legislation;

•	potential adverse effects of litigation or regulatory enforcement actions;

•	changes in accounting rules; and

•	volatility of Tech Data’s common stock price.

TECH DATA CORPORATION

Tech Data is one of the world’s largest wholesale distributors of technology products. The Company serves as a strategic link in the technology supply chain by bringing products from the world’s leading technology vendors to market, as well as providing customers with advanced logistics capabilities and value added services. Tech Data’s customers include value added resellers, direct marketers, retailers and corporate resellers who support the diverse technology needs of end users. The Company is managed in two geographic segments: the Americas (including North America and South America) and Europe.

The Company’s financial objectives are to grow sales at or above the market rate of growth, gain share in select markets, improve profitability and generate return on invested capital above our weighted average cost of capital. To achieve this, we are focused on a strategy of execution, diversification and innovation that we believe differentiates our business in the marketplace.

The fundamental element of our strategy is superior execution. Our superior execution is focused on our ability to leverage our efficient cost structure combined with our multiple service offerings to generate demand, develop markets and provides supply chain efficiencies for our vendors and customers. The technology distribution industry in which we operate is characterized by narrow gross profit as a percentage of sales (“gross margin”) and narrow income from operations as a percentage of sales (“operating margin”). Historically, our gross and operating margins have been impacted by intense price competition and declining average selling prices per unit, as well as changes in terms and conditions with our vendors, including those terms related to rebates, price protection, product returns and other incentives. We expect these conditions to continue in the foreseeable future and, therefore, we will continue to proactively evaluate our pricing policies and inventory management practices in response to potential changes in our vendor terms and conditions and the general market environment. From a balance sheet perspective, we require working capital primarily to finance accounts receivable and inventory. We have historically relied upon debt, trade credit from our vendors, and accounts receivable financing programs for our working capital needs. At July 31, 2011, we had a debt to capital ratio (calculated as total debt divided by the aggregate of total debt and total equity) of 18%.

In addition to focusing on superior execution, we continue to diversify and realign our customer and vendor portfolios to help drive long-term profitability throughout our operations. Our broadline distribution business, comprised primarily of personal computer systems, peripheral products, supplies and other similar products, continues to be a significant percentage of our revenue. However, as technology has advanced, our business model and value-added offerings have evolved to ensure our vendors have an efficient distribution channel for their products and our customers have a broad array of solutions to sell. We have responded to these technology advances with investments in specialty areas focusing on the data center, mobility, consumer electronics and software, all of which are now contributing significantly to our financial results. We continue to invest in our integrated supply chain offerings designed to provide innovative third party logistics and other services to our business partners. Our evolving product, customer and geographic portfolios have played a key role in delivering balanced operating results and are important factors in achieving our long term profitability goals. As we execute our diversification strategy we continuously monitor the extension of credit and other terms and conditions offered to our customers to prudently balance risk, profitability and return on invested capital.

In support of our diversification strategy, in April 2011, we executed an agreement with Brightstar Corporation to establish a U.S. joint venture to capitalize on the mobility market in small and medium size businesses (“SMB”). The joint venture will assist our reseller customers in providing SMB end users with wireless activation and renewal processes, along with a wide array of products and services including data services, software, hardware, technical support and billing management.

The final tenet of our strategy is innovation. Our IT systems and e-business tools and programs have provided our business with the flexibility to effectively navigate through changes in market conditions, structural changes in the technology industry and changes created by the technology we sell. One of our most recent innovations is our StreamOne Solutions Store. The StreamOne Solutions Store will provide independent software vendors and cloud providers with a platform to market software-as-a-service and other products to more than 60,000 value-added resellers in the United States, thereby opening up a previously unavailable route to market for these independent software vendors and cloud providers.

We believe our strategy of execution, diversification and innovation is differentiating us in the markets we serve and is delivering solid sales growth, select market share gains, improved profitability, strong earnings per share growth, and industry-leading returns on invested capital. We are constantly monitoring the factors that we can control, including our net sales growth, management of costs, working capital and capital spending. We will also continue to evaluate targeted strategic investments across our operations in IT enhancements and new business opportunities.

We were incorporated in Florida in 1974. Our principal executive offices are located at 5350 Tech Data Drive, Clearwater, Florida 33760, and our main telephone number is (727) 539-7429.

RISK FACTORS

You should carefully consider, among other things, the matters discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 31, 2011, our Quarterly Report for the period ended July 31, 2011 and in other documents that we incorporate by reference into this prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities offered hereby for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of Tech Data for each period indicated.

	Six Months Ended July 31,		Fiscal Year Ended January 31,
	2011	2010	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	6.74	6.98	8.01	6.66	4.18	3.96	N/A	(1)

(1)	The ratio of earnings to fixed charges was less than one-to-one for the fiscal year ended January 31, 2007. Earnings were insufficient to cover fixed charges by $46.7 million for the fiscal year ended January 31, 2007.

For purposes of this computation, “earnings” represents pre-tax income from continuing operations before adjustment for noncontrolling interest in consolidated subsidiaries and income or loss from equity investees plus fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus amortization of deferred costs of financing, accretion of debt discount on convertible senior debentures and the estimated interest component of lease rental expense.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible or non-convertible, in one or more series.

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the debt securities will be listed or admitted to trading, as applicable, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium, if any, or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. Such additional debt securities will have the same terms as to ranking, redemption, waivers, amendments or otherwise as the applicable series of debt securities, and will vote together as one class on all matters with respect to such series of debt securities. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes withheld or deducted from payments in respect of the debt securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Events of Default

Under the terms of the indenture, each of the following constitutes an event of default for a series of debt securities unless it is either inapplicable to a particular series or it is specifically deleted or modified:

•	default for 30 days in the payment of any interest when due;

•	default in the payment of principal, or premium, if any, when due at maturity, upon redemption or otherwise;

•	default for 30 days in the payment of any sinking fund installment when due;

•	default in the performance, or breach, of any covenant or agreement in the indenture for 90 days after written notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default described in the applicable company order or supplemental indenture under which the series of debt securities is issued.

We are required to furnish the trustee annually with an officer’s certificate as to our compliance with all conditions and covenants under the indenture. The indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of, premium, if any, or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

Effect of an Event of Default

If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount (or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all outstanding debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the event of default may, without further act, be deemed to have been waived and such declaration may, without further act, be deemed to have been rescinded and annulled subject to conditions specified in the indenture.

If an event of default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all debt securities outstanding under the indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

Legal Proceedings and Enforcement of Right to Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities must have made written request, and offered reasonable security or indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security on or after the due dates expressed in the debt security and to institute a suit for the enforcement of that payment.

Modification and Waiver

Modification

We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of the principal of, or any installment of interest on, any outstanding debt security;

•	reduce the principal amount of or the interest on or any premium payable upon the redemption of any outstanding debt security;

•	change the currency in which the principal amount of and premium, if any, or interest on any outstanding debt security is denominated or payable;

•	reduce the principal amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	impair your right to institute suit for the enforcement of any payment on any outstanding debt security after the stated maturity or redemption date;

•	materially adversely affect the economic terms of any right to convert or exchange any outstanding debt security;

•

reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults and consequences of such defaults; or

•

modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected.

Waiver

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain covenants of the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, generally waive any past default under the indenture and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or any default in respect of a covenant or provision that under the indenture may not be modified or amended without the consent of the holders of the outstanding debt securities of a series affected cannot be so waived.

Merger, Consolidation and Sale of Assets

We will not consolidate with or merge into any other entity, or sell or lease, all or substantially all our assets to another entity in one transaction or a series of related transactions, and no entity may consolidate with or merge into us, unless:

•

we will be the continuing entity in any merger or consolidation or the successor, transferee or lessee entity (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations relating to the debt securities;

•

immediately before and after such consolidation, merger, sale or lease, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default; and

•	other conditions described in the indenture are met.

Defeasance and Covenant Defeasance

The indenture provides that we may discharge all of our obligations with respect to any series of the debt securities at any time, and that we may also be released from our obligations under certain covenants and from certain other obligations, including obligations imposed by a company order or supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•

we irrevocably deposit with the trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, all outstanding debt securities of that series;

•

no event of default under the indenture has occurred and is continuing on the date of such deposit, other than an event of default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit; and

•

we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance and (ii) the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of principal and interest payments on the debt securities of that series. In the case of a defeasance, this opinion must confirm that either (i) the Company has received a ruling to that effect from or published by the Internal Revenue Service or (ii) since the date of the indenture there has been a change in the applicable U.S. federal income tax law.

Governing Law

The indenture and the debt securities shall be governed by and construed in accordance with the laws of the State of New York. The indenture provides that, to the fullest extent permitted by law, the parties to the indenture and each holder of debt securities waives their rights to a jury trial with respect to litigation arising out of or in connection with the indenture.

Concerning the Trustee

The trustee under the indenture is U.S. Bank National Association. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act with respect to any debt securities issued under the indenture. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Debt Securities

We may sell debt securities from time to time in one or more transactions separately or in combination. We may sell the debt securities of or within any series to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on behalf of us may also purchase the debt securities and reoffer them to the public.

Agents whom we designate may solicit offers to purchase the debt securities.

If required, we will name any agent involved in offering or selling the debt securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

Agents may be deemed to be underwriters, under the Securities Act, of any of the debt securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of the debt securities.

If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities.

We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell the debt securities.

We may use a dealer to sell the debt securities.

If we use a dealer, we will sell the debt securities to the dealer, as principal.

The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells the debt securities.

We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase the debt securities, and we may directly sell the debt securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may also offer and sell the debt securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the debt securities they remarket.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase the debt securities at the public offering price under delayed delivery contracts.

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the debt securities under delayed delivery contracts will be entitled to receive.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum amount of underwriting compensation, including underwriting commissions or discounts, to be received by any FINRA member may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus. It is anticipated that the maximum underwriting compensation to be received in any particular offering of debt securities will be significantly less than this amount.

Any underwriter, agent or dealer utilized in the initial offering of debt securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Unless otherwise specified in connection with a particular underwritten offering of the debt securities, the underwriters will not be obligated to purchase offered debt securities unless specified conditions are satisfied, and if the underwriters do purchase any offered debt securities, they will purchase all offered debt securities.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any debt securities offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our New York counsel. Certain matters as to Florida law will be passed upon for us by David R. Vetter, Senior Vice President, General Counsel and Secretary. Mr. Vetter is a full-time employee of ours and owns, and has the right to acquire, through the exercise of options or otherwise, shares of our common stock directly and as a participant in various employee benefit plans.

EXPERTS

Ernst & Young LLP, independent registered certified public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 31, 2011, and the effectiveness of our internal control over financial reporting as of January 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements and schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2011 are incorporated by reference in reliance on Ernst  & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulations S-K promulgated by the SEC or (2) furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on March 23, 2011;

•	Our definitive Proxy Statement on Form 14A filed with the SEC on April 21, 2011;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, filed with the SEC on June 1, 2011;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011, filed with the SEC on September 1, 2011; and

•	Our Current Report on Form 8-K, filed with the SEC on August 3, 2011.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items.

Tech Data Corporation hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests for such copies should be directed to our Investor Relations department, at the following address:

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Attention: Investor Relations

(800) 292-7906

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We are responsible for the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with information different from that contained in this prospectus, and we take no responsibility for any other information that others may give you. The debt securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the debt securities offered hereby.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act relating to the debt securities to be offered. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

$

% Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Citigroup

September     , 2012